EXHIBIT 10A

              FOURTH ADDENDUM TO FEE AGREEMENT WITH JAMES R. GORDON

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                                THE LAW OFFICE OF
                                 JAMES R. GORDON
                                    SUITE 260
                               5299 DTC BOULEVARD
                            ENGLEWOOD, COLORADO 80111
                     TEL: (303) 220-7700 FAX: (303) 220-7775

ADMITTED TO PRACTICE
IN COLORADO AND PENNSYLVANIA

                                December 11, 1996

VIA FAX AND REGULAR MAIL
(714) 833-7854

Nona Morelli's II, Inc.
2 Park Plaza, Suite 470
Irvine, CA  92614

         Re:               Fourth Addendum to Fee Agreement dated
                           February 25, 1994 - Nona Morelli's II, Inc.

Dear Mr. Luke:

         This letter will serve as a Fourth Addendum to my Fee Agreement with Nona Morelli's II, Inc. (the "Company") dated February 25, 1994. As discussed, this Fourth Addendum is necessitated by the fact that there are presently insufficient Company securities in my brokerage account to cover current and projected legal bills and costs for the foreseeable future.

         Based upon legal fees and costs currently owed and anticipated legal fees and costs for the foreseeable future, your Company has suggested, and I have agreed, that it place 59,000 additional shares of its free-trading common stock in my name under the same terms and conditions as enumerated in our Fee Agreement of February 25, 1994, except that funds previously advanced by the Company to me shall be returned to the Company upon liquidation of a sufficient number of shares. Your Company has agreed to promptly register this additional block of stock pursuant to Form S-8 at its expense in order to pay legal fees and costs incurred on behalf of the Company.

         If the forgoing accurately reflects our agreement, please indicate your Company's approval by dating and signing below and then promptly return an original hereof to me. The second duplicate original included herewith is for your Company's files.

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Nona Morelli's II, Inc.
December 11, 1996
Page 2


         Finally, I look forward to continuing to represent the Company in connection with its legal matters in Colorado. Should you have any questions about the contents of this letter or the progress of any of the Company's lawsuits, please feel free to contact me at any time.


                                        Very truly yours,



                                        /s/  James R. Gordon
                                        ---------------------------------------
                                             James R. Gordon

Enclosure

APPROVAL

Read, understood and approved this 11th day of December, 1996.


Nona Morelli's II, Inc., a
Colorado corporation

By:  /s/  Fred G. Luke
     -----------------------------
Name:     Fred G. Luke
Title:    Chief Executive Officer